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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

North American Technologies Group Raises $2.4 Million

Company to Expand Production Capacity to Meet One Million Composite Railroad Tie Order from Union Pacific Railroad and Supply Other Railroads

HOUSTON January 23, 2003 -- North American Technologies Group, Inc., (NASDAQ:
NATK), an innovative producer of composite-based products made from recycled raw materials, announced today that it has raised $2.4 million in convertible debt and equity.

The funding includes $2 million in convertible debt from North American Technologies Group's largest shareholder, Avalanche Resources, Ltd., which had already invested more than $3.5 million in the company. It also includes another $400,000 in new equity from existing and new shareholders.

"We continue to invest in what we believe in. NATK has the leading composite railroad tie. TieTek(TM) ties are increasingly gaining acceptance by railroads as a cost-effective and environmentally attractive alternative to creosote treated wood ties. Over the next five years we expect composite railroad ties to capture up to 10% of the estimated 16 million annual tie market in the U.S. alone - a market valued at more than $550 million," said Kevin Maddox, Managing Director of Avalanche Resources and Chief Financial Officer of the Company.

"This financing allows us to upgrade our existing production facility and begin a second line to meet our sales backlog. We will be delivering our patented TieTek(TM) ties over the next six years to meet our one million tie order from Union Pacific Railroad," said President and CEO Henry Sullivan. "We have orders for our ties from other railroads, and we expect a growing demand for our product. The recent announcement that the largest supplier of treated wood ties plans to exit the forest products business increases our commitment to provide an environmentally attractive engineered composite tie. We plan to increase our capacity to help satisfy the railroad industry's ongoing requirement for replacement ties," Sullivan added.

"The Company's TieTek(TM) composite ties can be installed interchangeably with wood ties, last longer and have a lower total cost of ownership in most applications," Sullivan explained. "In addition, the TieTek(TM) ties are environmentally friendly and have no disposal costs since they are completely recyclable. The ties are waterproof, fire and insect resistant, and can hold spikes and support heavy loads longer than wood, particularly in hot, wet environments." Each year, approximately 75 million ties are installed in the U.S. and around the world, at a cost of about $2.5 billion, according to Company estimates.

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About North American Technologies Group

North American Technologies Group, Inc., through its TieTek subsidiary, has already produced more than 75,000 composite railroad ties. TieTek has ties in service on more than 20 railroads in the U.S. and internationally. Its patented technology utilizes recycled plastics, tires and other raw materials to produce composite parts that are an alternative to hardwood in structural applications. The TieTek(TM) railroad tie eliminates the need to harvest many hundreds of mature hardwood trees per mile of track installed while avoiding the requirement for toxic preservatives. For more information on the Company, visit www.natk.com.

This press release may contain forward-looking statements involving risks and uncertainties. Statements in this press release that are not historical, including statements regarding management intentions, beliefs, expectations, representations, plans or predictions of the future are forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These risks include, but are not limited to, fluctuations in financial results, availability and customer acceptance of products and services, the impact of competitive products, services and pricing, and general market trends and conditions. For a discussion of other potential factors that could cause actual results to vary materially from expectations, reference is made to North American Technologies Group's respective annual and quarterly reports filed with the Securities and Exchange Commission.